EXHIBIT 11


                            IPI, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                                         Three Months Ended
                                                                            February 28,
                                                                         ------------------
                                                                           1999       1998
                                                                         -------    -------
Net Income                                                               $   374    $   388
                                                                         =======    =======

Weighted average number of issued shares outstanding                       4,734      4,734
                                                                         =======    =======
                                                                           4,734      4,734
Shares used in computation of basic earnings per common stock

Dilutive effect of outstanding stock options and stock warrants after
   application of treasury stock method                                        0          8
                                                                         -------    -------

Common and common equivalent shares outstanding-diluted                    4,734      4,742
                                                                         =======    =======

Basic and diluted earnings per common share                              $   .08    $   .08
                                                                         =======    =======


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